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                 Exhibit 21.0 Subsidiaries of the Registrant



          Name                                         State of Incorporation
          ----                                         ----------------------

          InfoPak, Inc.                                Delaware

          DVG Plastics, Inc.                           Delaware

          Digital Dimension, Inc.                      Delaware

          DV3D Images, Inc.                            Delaware